Exhibit 10.10

HYDROCARBON AND MINERAL LEASE AFFIRMATION

This Lease Affirmation is made and entered into as of this 6th day of May, 2011, by and between the William G. Gibbs (“Lessor”) and GreenRiver Resources, Inc. a Utah corporation, with respect to the Lease Agreement (“Lease”) attached hereto as Exhibit A hereto.

Whereas, Lessor and Lessee executed and entered into the attached Lease in October of 2009;

Whereas, Lessor and Lessee are unable to locate the original signed Lease;

Whereas, by this Lease Affirmation Lessor and Lessee hereby affirm that the Lease was executed in October 2009 and remains in full force and effect;

NOW THEREFORE, it is hereby agreed and affirmed as follows:

l.	The Lease is hereby affirmed, and Lessor and Lessee hereby agree and represent that it is was duly signed and notarized in October of 2009.
2.	Lessor and Lessee further acknowledge that the rent due and payable under the Lease has been, and will continue to be deferred until Lessee raises a minimum of $1 million, at which time the outstanding amounts under the Lease will be due and payable.
3.	The Lease is in full force and effect, and there are no defaults thereunder.

In witness whereof, this Lease Affirmation has been executed and delivered by the undersigned as of the date first above written.

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HYDROCARBON AND MINERAL LEASE

This Lease is made and entered into as of the day of October, 2009, by and between the parties listed on Exhibit A hereto, with respect to the interests described therein, as the Lessor, hereinafter referred to as “Lessor”, and GreenRiver Resources, Inc., a corporation organized under the laws of the State of Utah, hereinafter referred to as “Lessee”.

SECTION ONE

TERM AND PURPOSE

(a) Grant of Lease. Lessor, in consideration of the rents and royalties to be paid and the covenants and conditions to be kept and performed by Lessee as provided for in this instrument, leases to Lessee the land, hydrocarbon and mineral interests in Carbon County, Utah, more particularly described in Exhibit A to this Lease (the “Premises”), for the purpose of exploring for, extracting, mining, taking out, and removing by any mining or extraction method, including open-pit mining and strip-mining, the merchantable tar sand, bitumen, oil and other hydrocarbon products (collectively, “Oil Products”), together with any by-products derived in the process of extracting the foregoing products therefrom (including, but not limited to, sand, gravel, timber, gold, titanium, silver and other minerals) which are, or which subsequently may be found on, in, or under the land. Together with the right to: (1) make all excavations or drilling; (2) construct on the Premises all buildings, extraction and separation facilities, openings, ditches, drains, railroads, roads, pipelines, power facilities, tanks and other improvements that are or may become suitable or necessary for the mining and removal, and/or separation and extraction, of the products from the Premises; and (3) cut and use the timber on the Premises, as may be necessary for the usual purposes of the mining operations and for Lessee's own fuel; Lessee to exercise reasonable care to clear up and remove all combustible debris to prevent any fires.

(b) Term. It is agreed that this Lease shall remain in force for a primary term of six (6) years from this date (the “primary term”) and if Lessee shall commence mining of Oil Products within the primary term or any extension of it, Lessee shall have the right to continue mining and the term shall extend subsequently as long as Oil Products are continuously produced in commercial quantities (Oil Products in amounts sufficient to produce 500 barrels of oil per day, on average) by Lessee from the Premises, provided, however, that production may be discontinued or interrupted if such interruption is due to the inability of the Lessee to operate the mine or facilities on a commercially reasonable basis due to temperatures, weather or snow-pack during the winter months.

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SECTION TWO

MINING EQUIPMENT AND IMPROVEMENTS

 Lessee may install engines and machinery, build roads, pipelines and rail tracks, and do such other things on the Premises as may be necessary or proper to carry on the mining operations. Lessee shall have the right to use, free of cost, gas, oil, and water produced on the land for Lessee's operation on the land. Lessee shall have the right at any time up to 180 days after the termination of this Lease to remove all machinery and fixtures placed on the Premises. The mining of the Oil Products by Lessee shall be done in a manner as is usual and customary in mining operations of similar character. Lessee shall comply with all government regulations in its mining operations. Lessee shall not remove or impair any roads, tracts, ditches, or improvements of a permanent nature made by Lessee after the termination of this Lease.

SECTION THREE

RENT AND ROYALTY

(a) Royalties. Lessee shall pay to Lessor a Production Royalty on Net Returns from the sale of Oil Products. For purposes of this Agreement, the term "Production Royalty on Net Returns" means an amount equal to 10% of the Market Value of Minerals sold by Lessee, less the following, to the extent and only to the extent that they are incurred by Lessee prior to sale by Lessee of the Oil Products: Operating Costs,Transportation Costs, Processing Costs, Value Added Costs and Extraction Taxes (collectively referred to herein as "Costs and Taxes"). The term "Operating Costs" means expenses and costs actually incurred for the extraction of the Oil Products from the ground and mining and handling of the Oil Products, including maintenance and repairs to equipment and depreciation, but excluding reclamation expenses. The term"Transportation Costs" means the expenses and charges actually incurred in transporting Oil Products, or their derivatives, from the mine to the refinery or other place of processing and/or sale. Such costs shall include, but not be limited to, wages, rent, freight, shipment insurance, handling, port, delay, demurrage, lighterage, tug, forwarding costs, and transportation and taxes. The term "Processing Costs" means the expenses and costs actually incurred for separating, processing or other benefication of the Oil Products, including maintenance and repairs to equipment and depreciation. The term "Value Added Costs" means the expenses and costs actually incurred in upgrading the Oil Products for sale, including, refining, cracking, distillation, or by mixing or combining the Oil Products, or any of them, with reagents or other materials, minerals, chemicals, compounds, hydrocarbons or other substances of any kind or nature to achieve the products or goods which are then sold by Lessee, including maintenance and repairs to equipment and depreciation. The term "Extraction Taxes" means sales, use, gross receipts, ad valorem, severance and other taxes due and payable in respect to severance,production, removal, sale or disposition of the Oil Products, but excluding any taxes on net income. Oil Products shall be deemed sold at the time the money is actually received by Lessee unless transferred by Lessee to an affiliate. The price received for the Oil Products sold in an "arms length transaction" shall be presumed to be "Market Value" unless rebutted by a preponderance of the evidence. For purpose of this paragraph, "arm's length transaction" means a transaction that has been arrived at in the market place between independent, nonaffiliated persons with opposing economic interests regarding that transaction.

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(b) Payment of Royalties. Calculations and payments of the royalty shall be made quarterly, on the 15th day of each January, April, July, and October in each year, commencing on the quarterly date following the first full or partial quarter in which Oil Products have been mined and extracted and sold from the Premises. If the calculation of Net Returns from the sale of Oil Products for any calendar quarter results in a negative number, no production royalty shall be payable with respect to that calendar quarter, but such negative number shall not be used to offset Net Returns from the sale of Oil Products for any future calendar quarter Payments shall be made to each Lessor at the address or addresses set forth on the signature page hereof, or as otherwise directed by a Lessor in writing. Lessee shall, on a quarterly basis and in conjunction with each quarterly royalty payment, transmit to Lessor an accurate statement of the amount of Oil Products removed and sold during the quarter for which royalties are paid, and the amount of Costs and Taxes. The refinery receipts shall be prima facie evidence of the amounts so sold during each quarter. Lessor may inspect and review the refinery receipts upon request at reasonable times. Any errors shall be corrected accordingly. Lessor shall at all times have a lien on all Oil Products mined, and on all improvements made, on the Premises as security for any unpaid balance of rents, royalties, or taxes due and payable.

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(c) Bonus and Rent. Beginning January 1, 2009, and annually thereafter, as rent under this Lease, Lessee shall pay to Lessor the amount of $7,965. Any lawsuit against development of the property shall toll any termination right on the part of Lessor, so long as Lessee is diligently pursuing the lawsuit. Rent due hereunder shall be excused for any year as to which the royalties paid hereunder for the prior year exceed the rental amount.

(d) Apportionment of Royalties and Rents. (1) The stated amounts of royalties to be paid by Lessee hereunder are based upon a 100-percent interest in and to the mineral estate as to all of the Premises. If any party comprising Lessor owns less than the interest in all of the Premises described in the preceding sentence, all royalty payments to be made by Lessee to such party hereunder shall be reduced in the same proportion thereof as the interest of such party in the Premises bears to the interest described for such party in the preceding sentence. (2) The stated amounts of rents to be paid by Lessee hereunder are based upon the undivided interests in the mineral estate as to all of the Premises stated to be owned by each party comprising Lessor as set forth in Exhibit A attached hereto. If any party comprising Lessor owns less than the interest in all of the Premises described in the preceding sentence for such party, all rent payments to be made by Lessee to such party hereunder shall be reduced in the same proportion thereof as the interest of such party in the Premises bears to the interest described for such party in the preceding sentence.

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SECTION FOUR

TERM EXTENSION

If mining of Oil Products is not commenced on the land on or before the 6th anniversary of the commencement date of this Lease in commercial quantities (Oil Products in amounts sufficient to produce 500 barrels of oil per day, on average, provided, however, that production may be discontinued or interrupted if such interruption is due to the inability of the Lessee to operate the mine or facilities on a commercially reasonable basis due to temperatures, weather or snow-pack during the winter months), this Lease shall terminate as to both parties, unless the failure to commence operations is excused by the force majeure provisions of Section 14(e) below, in which case the term of this Lease shall be extended in accordance with the provisions of said Section 14(e)..

SECTION FIVE

EXPLORATION AND DEVELOPMENT COMMITMENT

Lessee agrees to expend or cause to be expended during the term of this Lease, a minimum of $150,000 per year on the development of the Premises, until commercial production of Oil Products (Oil Products in amounts sufficient to produce 500 barrels of oil per day, on average, provided, however, that production may be discontinued or interrupted if such interruption is due to the inability of the Lessee to operate the mine or facilities on a commercially reasonable basis due to temperatures, weather or snow-pack during the winter months) is reached. For this purpose, the following expenditures would qualify: expenditures on prospecting and searching for or production of Oil Products on, in or under the property, drilling, examining, measuring and sampling the deposit of bitumen, when found, to gain knowledge of its size, shape, position and characteristics to determine the value thereof, research, engineering, test work, feasibility studies and other development and construction work directly benefiting the property, work performed on mineral lands contiguous to the property, legal fees, engineering and consulting fees and salaries and other expenses relating to Lessee’s personnel directly involved in the project and all other similar activity or work performed with respect to the property or its development, and fees and expenditures on other projects which benefit the Sunnyside project or reduce the expenditures which would otherwise be incurred in connection with the Sunnyside project. All expenditures for exploration and development in excess of the respective minimums required in each year shall be applied to the exploration commitment described in the next succeeding year or years.

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SECTION SIX

PROPERTY TAXES

Lessee shall pay promptly before delinquency all property taxes and assessments, that may be levied or assessed during the term of this Lease upon the Premises. All such taxes for the year in which this Lease terminates shall be prorated between Lessor and Lessee, except that neither Lessor nor Lessee shall be responsible for the payment of any taxes which are based upon production from the Premises accruing solely to the other party. Lessee shall have the right to contest, in the courts or otherwise, in its own name or in the name of Lessor, the validity or amount of any such taxes or assessments, if it deems the same unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before it shall be required to pay the same. Lessee shall not permit or suffer the Premises or any part thereof to be conveyed, or title lost to Lessor, as the result of nonpayment of such taxes or assessments. Lessee shall upon request furnish to Lessor duplicate receipts for all such taxes and assessments when paid. Lessee shall not be liable for any taxes levied on or measured by income, or other taxes applicable to Lessor, based upon payments under this Lease. Nothing in the foregoing shall be construed to obligate Lessee to pay such portion of any tax as is based upon the value of improvements, structures or personal property made, placed and used on any part or parts of the Premises by or for Lessor or by an owner or lessee of surface rights other than Lessee after the date hereof. If Lessor receives tax bills or claims which are the responsibility of Lessee hereunder, the same shall be promptly forwarded to Lessee for appropriate action.

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SECTION SEVEN

TERMINATION

(a) Termination by Lessor. In the event of any default by Lessee in the performance of its obligations hereunder, including all obligations to make payments of money to Lessor, Lessor shall give to Lessee written notice specifying the default. If (a) a default involving matters other than the payment of money to Lessor is not cured within sixty (60) days after Lessee has received the notice, or if Lessee has not within the time begun action to cure the default and does not diligently prosecute such action to completion, or (b) if a default involving the payment of money to Lessor is not cured within fifteen (15) business days after Lessee has received notice of non payment, Lessor may terminate this Lease by delivering to Lessee written notice of such termination, subject to Lessee’s right to remove its property and equipment from the Premises as hereinafter provided. Lessor shall have no right to terminate this Lease except as set forth in this paragraph.

(b) Termination by Lessee. Lessee shall have the right, at any time, to terminate this Lease by giving 180 days' written notice to Lessor, either in person or by mail addressed to Lessor at the address given in this Lease, and on payment of the rent, royalty and other sums as may be due, this Lease shall be deemed terminated. When this Lease terminates, regardless of the cause, Lessee shall quietly and peacefully surrender possession of the Premises to Lessor or Lessor's agents, and Lessee shall enter, or cause to be entered, a certificate of the termination of this Lease in the proper books of record in Carbon County, Utah, and record them, as may be necessary to clear the record title and divest Lessee of all rights and title given or acquired under this Lease.

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SECTION EIGHT

MINING

(a) Mining Practices. All of Lessee’s operations hereunder shall be conducted in accordance with accepted practices of the mineral industry, and in compliance with all applicable local, state and federal laws and regulations. It shall rest in the sole discretion of the Lessee whether and in what manner it shall mine, remove, transport, and deliver Oil Products to a processing plant or refinery for physical, chemical or other treatment or shall treat the same in place. Whenever Lessee deems it necessary or advisable, Lessee may discontinue or resume exploration, development, mining and production operations from time to time during the term hereof, so long as it meets its obligations hereunder.

(b) Adjacent Property Mining Activities. Lessee is hereby granted the right, if it so desires, to mine and remove Oil Products, and such other materials as are incident thereto, from the Premises through or by means of shafts, openings or pits which may be made in or upon adjoining property owned or controlled by Lessee, to the extent that Lessor can grant such rights. Lessee may, if it so desires, use the Premises and any shafts, openings and pits therein for the mining, removal, treatment and transportation of Oil Products and materials from adjoining property, or for any purpose connected therewith. In addition, the operations of Lessee upon the Premises and upon any and all other adjoining lands to which Lessee has mining rights, may be conducted as a single mining operation, to the same extent as if all such properties constituted a single tract of land. Nothing herein shall relieve Lessee from its obligations for payments or reports as set forth in this Lease.

(c) Stockpiling. Lessee shall have the right, at any time during the term hereof, to stockpile any Oil Products or other materials mined or produced from the Premises at such place or places as Lessee may elect, either upon the Premises or upon any other adjoining lands owned or controlled by Lessee, its successors and assigns. The rights and liens of Lessor in and to any such Oil Products stockpiled on such other lands shall not be divested by the removal thereof from the Premises but shall be the same in all respects as though such materials had been stockpiled on the Premises. The stockpiling of Oil Products from the Premises on such other lands shall not be deemed a removal or shipment thereof requiring payment in respect of Lessor’s interest.

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(d) Treatment. Lessee shall have the right, but shall not be required, to process, separate, extract, beneficiate, concentrate, smelt, refine, leach and otherwise treat, in any manner, any Oil Products and other materials mined or produced from the Premises and from other adjoining lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Premises or on such other lands. The tailings and residue from such treatment shall be deemed waste and may be deposited on the Premises or on such other lands. Lessor shall have no right, title or interest in said tailings or residue; provided, however, that any said tailings or residue remaining on the Premises or on such other lands for a period of sixty (60) days after the date on which this Lease has expired, or has been terminated by Lessee as to all of the Premises, shall be deemed abandoned by Lessee and thereupon may be claimed by Lessor, if and only if Lessor so elects. Nothing contained herein shall be construed to relieve Lessee from its responsibility for satisfaction of all obligations with respect to environmental protection laws, mined land reclamation laws or other applicable federal, state or local laws and regulations.

(e) Overburden Deposits. Waste, overburden, surface stripping and other materials from the Premises may be deposited on or off the Premises, to the extent Lessor can grant such right and subject to all applicable local, state and federal laws and regulations. Such materials from other adjoining lands may be deposited on the Premises only if the same will not interfere with mining or oil and gas operations on the Premises.

(e) Inspection Rights of Lessor. Lessor reserves to itself and its agents the right, at any time, to enter the Premises or any part of it, to inspect and survey the Premises, and to measure the quantity of Oil Products that may be in or on the Premises or that shall have been mined or removed from the Premises, without unnecessarily or unreasonably hindering or interrupting the work or operations of Lessee.

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SECTION NINE

RECORDS

Lessee shall keep books of account, in accordance with generally accepted accounting principles, consistently applied, showing the amount of Oil Products shipped and sold, and the amount of money received from the sale of the Oil Products. The books of account shall be open at all reasonable times to Lessor and its representatives. Lessor or its authorized agents shall have a right to audit and inspect Lessee’s accounts and records to verify the calculation of the payments to Lessor hereunder, which right may be exercised as to each payment at any reasonable time during a period of two (2) years from and after the date on which the payment was made by Lessee. If no such audit is performed during such period, such accounts, records and payments shall be deemed to be true, accurate and correct.

SECTION TEN

EFFECT OF AGREEMENT

The covenants, agreements, and conditions of this Lease shall run with the land, and shall bind the heirs, legal representatives, successors, and assigns of all parties to this Lease.

SECTION ELEVEN

PROPORTIONATE REDUCTION

Royalties and rents provided for in this Lease shall be subject to proportionate reduction in accordance with the provisions of Section 3(d) above.

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SECTION TWELVE

DIVIDED INTERESTS

If the Premises are now or later shall be owned in severalty or in separate tracts, the Premises, nevertheless, shall be developed and operated as one lease and all royalties accruing under this Lease shall be treated as an entirety and shall be divided among and paid to such separate owners in the proportion that the acreage owned by each separate owner bears to the entire leased acreage. If, however, the Premises consist of two or more non-abutting tracts, this section shall apply separately to each non-abutting tract, and if a portion of the Premises is later consolidated with other lands for the purpose of operating the consolidated tract as one lease, this section shall be inoperative as to the portion so consolidated.

SECTION THIRTEEN

WARRANTY OF TITLE

Each of the parties comprising Lessor, to the extent and only to the extent of the ownership interest set forth for that party on Exhibit A attached hereto, warrants and agrees to defend the title to the lands described in this Lease against burdens and claims arising by, through or under such party, but not otherwise. Lessor agrees that Lessee shall have the right at any time to redeem, for Lessor, by payment of any mortgage, taxes, or other liens on the lands in the event of default of payment by Lessor, and be subrogated to the rights of the holder, and Lessor, on behalf of Lessor and the heirs, successors, and assigns of Lessor, surrenders and releases all rights of dower and homestead in the Premises described in this Lease, insofar as the right of dower and homestead may in any way affect the purposes for which this Lease is made.

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SECTION FOURTEEN

GENERAL CONDITIONS

(a) Attorneys' Fees. If Lessor or Lessee shall commence an action against the other arising out of or in connection with this Lease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees.

(b) Notices. All notices and demands, which may or are to be required or permitted to be given hereunder shall be in writing. All notices and demands shall be sent by receipted hand delivery, by confirmed facsimile, by United States mail, postage prepaid, or by an express delivery service which maintains records of deliveries, freight prepaid, addressed to Lessor or Lessee, at the address or addresses set forth on the signature page hereof.

(c) Indemnity. Each party shall hold harmless, reimburse, indemnify, and defend the other party from and against any and all losses, injury, obligations, claims, damages, judgments, and injuries of any nature resulting from, arising out of, or related in any respect to the falsity or inaccuracy of any representation or warranty made by the indemnifying party and/or obligations arising under or in connection with this, including without limitation reasonable attorneys’ fees, costs, and expenses of any nature incurred as a result of or related to such false or inaccurate representations and/or warranties.

(d) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Utah.

(e) Force Majeure. Lessee shall not be liable for failure to perform any of its obligations hereunder (except for payments which have become due to Lessor) during periods in which performance is prevented by any cause reasonably beyond Lessee’s control (except for payments of money), which causes hereinafter are called “force majeure”. For purposes of this Lease, the term “force majeure” shall include, but shall not be limited to, fires, floods, windstorms and other damage from the elements, strikes, riots, action of governmental authority, litigation, acts of God and acts of the public enemy. The performance by Lessee of its obligations hereunder shall be suspended, and the duration of this Lease shall be extended, for a period equal to the period for which performance is reasonably suspended by reason of force majeure. All periods of force majeure shall be deemed to begin at the time Lessee stops performance hereunder by reason of force majeure. Lessee shall notify Lessor of the beginning and ending date of each such period.

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(f) Paragraph Headings. The paragraph headings as to the contents of particular paragraphs herein are inserted only for convenience and are in no way to be construed as part of such paragraph or as a limitation on the scope of the particular paragraph to which they refer.

(g) Assignment; Change of Ownership. Lessee and Lessor may sell, convey, assign or transfer their rights and interests in this Lease in whole or in part without the prior written consent of the other party; provided that the assignor assumes all obligations of the respective party, in writing, and furnishes a copy of such assignment to the Lessee or Lessor, as the case may be. However, no such assignment shall operate to relieve the assignor of any liability or obligation under this Lease which arose prior to such assignment. In addition, no change of ownership of the Premises shall be binding upon Lessee, whether Lessee has actual or constructive knowledge of such change of ownership, until thirty (30) days after Lessee shall have been furnished by certified or registered United States mail at Lessee’s office address as set out herein with a certified copy of the recorded instrument or instruments satisfactory in the opinion of Lessee to evidence such change of ownership and to establish the right, title or interest of the claiming party and the extent thereof.

(h) Benefit of Agreement; Recording. The covenants and agreements contained in the within Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest and legal representatives, subject to the restrictions contained herein on assignments. If requested by Lessee or Lessor, the parties hereto shall execute a memorandum or short recording counterpart of this Lease, which counterpart shall be in a form sufficient to constitute notice of this Lease to third parties under the laws of the state in which the Premises are located, but which counterpart shall not contain the amounts or rates of payment hereunder, or other terms of this Lease which Lessee or Lessor may elect not to disclose of record. The execution and recording of the above recording counterpart shall not limit, decrease or increase, or in any manner affect, any of the terms of this Lease, or any rights, interests or obligations of the parties hereto.

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(i) No Interruption of Operations. Disputes or differences between the parties hereto shall not interrupt performance of this Lease or the continuation of operations hereunder unless a continuation of operations would cause irreparable harm to the Lessor. In the event of any dispute or difference, and subject to the foregoing, operations may be continued, and settlements and payments may be made hereunder in the same manner as prior to such dispute or difference, until the matters in dispute have been finally determined between the parties, and thereupon such payments or restitutions shall be made as may be required under the terms of the settlement or final determination of the dispute.

(j) Waiver. The failure of a party to insist upon strict performance of any of the terms, covenants, conditions or agreements contained herein shall not be deemed a waiver of any rights or remedies that said party may have, and shall not be deemed a waiver of any subsequent breach or default in the performance of any of the terms, covenants, conditions or agreements contained herein.

IN WITNESS WHEREOF, this Lease has been executed and delivered by the undersigned as of the date first above written.

__________________________ Notary Public
Residing at:

(SEAL)	My commission expires ____, 200 _

Lessee:

GreenRiver Resources, Inc.

By: _____________________
Its: _____________________

STATE  OF  UTAH

COUNTY OF SALT LAKE

The foregoing instrument was acknowledged before me this ____ day of _____________, 2009 by William G. Gibbs, known to me to be the person described in and who executed the within and foregoing instrument acknowledged to me that he executed the same.

_______________________________ Notary Public
Residing at:

(SEAL)	My commission expires _________, 200_

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EXHIBIT A

Legal Description and Ownership Interests

LAND DESCRIPTION:

Township 14 South, Range 14 East, SLM Section 3: SW/4

Section 10: E/2, NW/4

Containing 640.00 acres, more or less

OWNERSHIP INTERESTS:

William G. Gibbs - undivided 5-percent ownership of mineral estate.

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